Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND FULL YEAR ENDED DECEMBER 31, 2011

Englewood, CO – March 1, 2012 - Ascent Capital Group, Inc (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the quarter and full year ended December 31, 2011. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

2011 highlights:

•                  Monitronics’ full year 2011 revenue increased 10.9% to $311.9 million, and Monitronics’ full year 2011 recast Adjusted EBITDA(1) increased 11.9% to $217.1 million with a Company recast net loss from continuing operations(1) of $25.6 million

•                  Monitronics surpassed the 700,000 customer mark, finishing 2011 with 700,880 accounts

•                  Ascent completed its transition out of the media services business with the sale of its content distribution business and closure of its systems integration unit

•                  Ascent completed the integration of Monitronics and transitioned all corporate and administrative functions from Los Angeles to Dallas and Denver

•                  Ascent repurchased 269,659 shares of Ascent Series A stock at an average price of $42.60 per share for a total cost of $11.5 million, representing approximately 2% of Ascent’s outstanding Series A shares

“During the past year we successfully completed the transformation of Ascent,” said Chief Executive Officer of Ascent, Bill Fitzgerald. “We finalized the sale of our media services business, fully integrated Monitronics into our operations, and transitioned our corporate service activities out of the Los Angeles area.  Most important, the Monitronics business continues to generate the very solid financial performance we expected from it when we acquired the business in December 2010.”

“We also continue to evaluate alternatives for refinancing Monitronics’ debt.  Given the consistent and predictable nature of the Monitronics business, coupled with the improving conditions in the credit markets, we expect to complete a refinancing of this debt in the first half of this year.  Additionally, we continue to seek acquisition opportunities of highly leverageable, recurring revenue, subscription-based businesses, however, with a preference to pursue opportunities that are strategic, allowing us to leverage, as well as expand, the Monitronics platform.”

(1)  For purposes of this press release, we have recast Adjusted EBITDA and net income (loss) from continuing operations for the fourth quarter and full year 2011 to omit the effects of a one-time $2.6 million reserve taken in connection with an ongoing litigation matter which management views as a non-recurring, non-operating expense.

Monitronics

Headquartered in Dallas, Texas, Monitronics provides monitored business and home security system services to more than 700,000 residential and commercial customers.  Monitronics’ long-term monitoring contracts provide high margin, monthly recurring revenues (“RMR”) that result in predictable and stable cash flow.

“The last 18 months have been a period of remarkable change in the alarm monitoring industry,” noted President and Chief Executive Officer of Monitronics, Mike Haislip. “Several businesses were acquired and sold, new investors, including our owners, emerged in the space, and the parent company of one of our largest peers announced a restructuring of its operations. We view these changes as a strong endorsement of the industry and a compelling argument for the continued growth of the space in the future.”

Mr. Haislip continued, “In 2011 we remained disciplined in our approach to quality and cost, evidenced by our disciplined approach to account acquisitions and our ongoing strong operating margins. One of the many strengths of our business model is the flexibility it allows us to efficiently deploy our capital resources based on broader market conditions. Going forward, we intend to continue to drive efficiencies in our business model, grow our subscriber base, evaluate business extensions and seek strategic acquisitions as opportunities arise.”

Fourth Quarter and Full Year 2011 Results

For the fourth quarter ended December 31, 2011, Monitronics reported net revenue of $80.9 million, an increase of 14.2% compared to $70.9 million for the three months ended December 31, 2010. Monitronics recast Adjusted EBITDA for the fourth quarter of 2011 was $55.8 million, an increase of 13.6% compared to $49.1 million of Adjusted EBITDA for the three months ended December 31, 2010. Monitronics recast Adjusted EBITDA as a percentage of revenue was 68.9% for the fourth quarter of 2011, compared to 69.2% which was Monitronics Adjusted EBITDA as a percentage of revenue for the three months ended December 31, 2010.  The Company reported recast net loss from continuing operations for the fourth quarter of 2011 of $8.4 million, compared to a net loss from continuing operations of $14.3 million for the three months ended December 31, 2010.

For the full year 2011, Monitronics reported net revenue of $311.9 million, an increase of 10.9% compared to $281.3 million for the calendar year ended December 31, 2010. Monitronics recast Adjusted EBITDA for the full year 2011 was $217.1 million, an increase of 11.9% compared to $194.0 million of Adjusted EBITDA for the calendar year ended December 31, 2010. Monitronics recast Adjusted EBITDA as a percentage of revenue was 69.6% for the full year 2011, compared to 69.0% which was Monitronics Adjusted EBITDA as a percentage of revenue for the calendar year 2010.  The Company reported recast net loss from continuing operations for the full year 2011 of $25.6 million, compared to a net loss from continuing operations of $33.5 million for the calendar year 2010.

The increase in fourth quarter and full year 2011 recast Adjusted EBITDA is primarily attributable to revenue growth, and the revenue growth in these periods is due to a 7.1% increase in weighted average subscriber accounts to 688,774 for the twelve months ended December 31, 2011, coupled with increased average revenue per subscriber.

Attrition Rates and Recurring Monthly Revenue

	Twelve months ended December 31,
	2011	2010
Beginning balance of accounts	670,450	621,186
Accounts purchased	114,691	126,619
Accounts cancelled (a)	(76,067)	(71,501)
Accounts guaranteed to be refunded by dealer	(8,194)	(5,854)
Ending balance of accounts	700,880	670,450
Monthly weighted average accounts	688,774	643,157
Attrition rate (a)	11.0%	11.1%

Average RMR per subscriber at year end	$37.49	$36.29
Total year end RMR	$26.3 million	$24.3 million

(a) Net of canceled accounts that are contractually guaranteed by the dealer

For the full year ended December 31, 2011, Monitronics purchased 114,691 subscriber accounts, compared to 126,619 subscriber accounts in the full year ended December 31, 2010. The year-over-year decline in accounts purchased is primarily a result of Monitronics’ disciplined approach to account purchases. Consistent with past practice, Monitronics elected to preserve its capital resources by purchasing accounts at a slower pace during a period of increasing industry multiples.  This was primarily reflected in a lower level of bulk account purchases during the full year 2011.  For the full year 2011, Monitronics attrition rate remained steady at 11.0% compared to 11.1% for the calendar year 2010.

Liquidity and Capital Resources

At December 31, 2011, on a consolidated basis, Ascent had $183.6 million of cash and cash equivalents, $59.2 million of total restricted cash, and $40.4 million of marketable securities.  Ascent may use a portion of these assets to decrease debt obligations, fund strategic acquisitions or investments or fund stock repurchases.

During the year ended December 31, 2011, the Company used cash of $162.7 million to purchase subscriber accounts and $4.2 million to fund capital expenditures.

On June 16, 2011, Ascent announced that it received authorization to implement a stock repurchase program in which it may purchase up to $25,000,000 of its Series A common stock.  During the twelve months ended December 31, 2011, Ascent used cash of $11.5 million to fund purchases of 269,659 shares of Series A common stock.  The repurchased shares have been returned to the status of authorized and unissued shares.

As of December 31, 2011, Ascent had a total of $963.3 million principal amount of debt, on a consolidated basis, comprised of $838 million principal amount under Monitronics’ securitization facility and $125.3 million principal amount under Monitronics’ senior secured credit facility.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, future financial prospects, the continuation of our stock repurchase plan, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our products or services, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on an acquisition opportunity, general market conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and any subsequently filed Form 8-K, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

APPENDIX: Non-GAAP Financial Measures

This press release includes a presentation of Monitronics recast Adjusted EBITDA, Monitronics Adjusted EBITDA and Ascent recast net income (loss) from continuing operations, which are non-GAAP financial measures, together with a reconciliation of Monitronics Adjusted EBITDA to Monitronics net income (loss) from continuing operations, as determined under GAAP, and a reconciliation of each of Monitronics recast Adjusted EBITDA and Ascent recast net income (loss) from continuing operations to Ascent net income (loss) from continuing operations, as determined under GAAP.  We define Monitronics Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, non-cash or non-recurring restructuring charges and stock-based and other non-cash long-term incentive compensation. We define Monitronics recast Adjusted EBITDA as Monitronics Adjusted EBITDA plus a one-time reserve taken in the fourth quarter of 2011 in connection with an ongoing litigation matter that management views as a non-recurring, non-operating expense.  Ascent recast net income (loss) from continuing operations is defined as net income (loss) from continuing operations plus the aforementioned litigation reserve.

We believe Monitronics Adjusted EBITDA is an important indicator of the operational strength and performance of our business, including our business’ ability to fund its ongoing acquisition of subscriber accounts, to fund its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.  Monitronics Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which covenants are calculated under the agreements governing Monitronics’ debt obligations.  Monitronics Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that we believe is useful to investors in analyzing its operating performance.  Accordingly, Monitronics Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Monitronics Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Monitronics Adjusted EBITDA as calculated by us should not be compared to any similarly titled measures reported by other companies.  We believe Monitronics recast Adjusted EBITDA and Ascent recast net income (loss) from continuing operations for the periods presented are useful to investors because they permit period to period comparisons of financial results based on core operating performance without giving effect to what management believes to be a non-recurring, non-operating expense.

The following table provides a reconciliation of Monitronics recast Adjusted EBITDA to Ascent net income (loss) from continuing operations calculated in accordance with GAAP for the three months, and calendar year, ended December 31, 2011.  The following table further provides a reconciliation of Ascent net income (loss) from continuing operations calculated in accordance with GAAP to Ascent recast net income (loss) from continuing operations for the applicable periods.

	Three Months Ended December 31, 2011	Year Ended December 31, 2011

Monitronics Recast Adjusted EBITDA	55,770	217,085
Less: one-time litigation reserve	(2,600)	(2,600)
Monitronics Adjusted EBITDA	53,170	214,485
Corporate Adjusted EBITDA	(3,070)	(12,052)
Total Adjusted EBITDA	50,100	202,433
Less:

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Restructuring charges	—	(4,258)
Amortization	(41,675)	(159,619)
Depreciation	(1,229)	(7,052)
Stock-based and long-term incentive compensation expense	(1,500)	(4,456)
Realized and unrealized (gain)/loss on derivative instruments	(487)	(10,601)
Interest expense (net)	(10,272)	(42,142)
Provision for income taxes	(5,954)	(2,457)
Net income (loss) from continuing operations	(11,017)	(28,152)
Plus: one-time litigation reserve	2,600	2,600
Recast net income (loss) from continuing operations	(8,417)	(25,552)

The following table provides a reconciliation of Monitronics Adjusted EBITDA to Monitronics net income (loss) from continuing operations calculated in accordance with GAAP for the three months, and calendar year, ended December 31, 2010.

	Three Months Ended December 31, 2010	Year Ended December 31, 2010

Monitronics Adjusted EBITDA	49,083	193,997
Less:
Acquisition-related professional expenses(1)	13,275	13,275
Amortization	31,980	123,046
Depreciation	1,496	6,030
Stock-based and long-term incentive compensation expense	317	548
Realized and unrealized (gain)/loss on derivative instruments	(3,712)	34,628
Interest Expense	6,315	20,830
Provision for income taxes	603	2,298
Monitronics net income (loss) from continuing operations	(1,191)	(6,658)

(1) Acquisition-related professional expenses include non-recurring professional and legal expenses related to Ascent’s acquisition of Monitronics.

Selected financial information for the Company follows.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

Amounts in thousands, except share amounts

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$183,558	149,857
Restricted cash	31,196	28,915
Trade receivables, net	10,973	11,092
Deferred income tax assets, net	5,881	9,070
Investments in marketable securities	40,377	—
Assets of discontinued operations	—	22,990
Income taxes receivable	308	8,798
Prepaid and other current assets	17,600	9,964
Total current assets	289,893	240,686

Restricted cash	28,000	35,000
Property and equipment, net	74,697	78,211
Subscriber accounts, net	838,441	822,811
Dealer network, net	39,933	50,013
Goodwill	349,227	349,227
Assets of discontinued operations	62	62,420
Other assets, net	5,706	6,514
Total assets	$1,625,959	$1,644,882
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,987	7,059
Accrued payroll and related liabilities	5,149	8,510
Other accrued liabilities	19,000	14,366
Deferred revenue	6,803	3,382
Purchase holdbacks	12,273	9,818
Current portion of long-term debt	60,000	20,000
Liabilities related to assets of discontinued operations	7,101	30,771
Total current liabilities	114,313	93,906

Non-current liabilities:
Long-term debt	892,718	896,733
Derivative financial instruments	36,279	64,745
Deferred income tax liability, net	9,793	12,798
Other liabilities	12,529	18,282
Liabilities related to assets of discontinued operations	—	10,678
Total liabilities	1,065,632	1,097,142

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,471,594 and 13,553,251 shares at December 31, 2011 and 2010, respectively	135	136
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 739,894 and 733,599 shares at December 31, 2011 and 2010, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,461,671	1,467,757
Accumulated deficit	(896,710)	(917,347)
Accumulated other comprehensive loss	(4,776)	(2,813)
Total stockholders’ equity	560,327	547,740
Total liabilities and stockholders’ equity	$1,625,959	$1,644,882

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (loss)

Years ended December 31, 2011, 2010 and 2009

Amounts in thousands, except per share amounts

	2011	2010	2009

Net revenue	$311,898	9,129	—
Operating expenses:
Cost of services	40,553	1,422	—
Selling, general, and administrative, including stock-based and long-term compensation	76,845	30,314	27,451
Amortization of subscriber accounts and dealer network	159,619	5,980	—
Depreciation	7,052	3,067	4,259
Restructuring charges	4,258	4,604	695
Loss (gain) on sale of operating assets, net	565	(2,768)	152
	288,892	42,619	32,557
Operating Income (loss)	23,006	(33,490)	(32,557)
Other income (expense):
Interest income	671	3,638	2,676
Interest expense	(42,813)	(2,672)	(102)
Realized and unrealized loss on derivative financial instruments	(10,601)	(1,682)	—
Other income (expense), net	4,042	975	2,899
	(48,701)	259	5,473
Loss from continuing operations before income taxes	(25,695)	(33,231)	(27,084)
Income tax expense from continuing operations	(2,457)	(270)	(28,721)
Net loss from continuing operations	(28,152)	(33,501)	(55,805)
Discontinued operations:
Income (loss) from discontinued operations	48,836	(12,077)	(6,682)
Income tax (expense) benefit from discontinued operations	(47)	7,084	9,590
Income (loss) from discontinued operations, net of income taxes	48,789	(4,993)	2,908
Net income (loss)	$20,637	(38,494)	(52,897)
Other comprehensive income (loss):
Foreign currency translation adjustments	(2,950)	4,026	4,693
Unrealized holding gain (loss), net of income tax	124	(1,352)	1,352
Pension liability adjustment	863	(1,870)	(1,709)
Other comprehensive income (loss)	(1,963)	804	4,336
Comprehensive income (loss)	$18,674	$(37,690)	(48,561)

Basic and diluted earnings (loss) per share
Continuing operations	$(1.98)	(2.36)	(3.97)
Discontinued operations	3.43	(0.35)	0.21
Net income (loss)	$1.45	(2,71)	(3.76)

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

Amounts in thousands

	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$20,637	(38,494)	(52,897)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations, net of income tax	(48,789)	4,993	(2,908)
Amortization of subscriber accounts and dealer network	159,619	5,980	—
Depreciation	7,052	3,067	4,259
Stock-based compensation	4,732	3,148	2,443
Deferred income tax expense	181	747	22,194
Unrealized (gain) loss on derivative financial instruments	(28,044)	1,682	—
Long term debt amortization	16,985	780	—
Loss (gain) on sale of assets, net	565	(2,768)	152
Other non-cash activity, net	6,428	(1,874)	2,145
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(5,365)	1,806	—
Prepaid expenses and other assets	225	4,368	(3,535)
Payables and other liabilities	(4,546)	12,388	(6,695)
Operating activities from discontinued operations, net	1,558	54,477	70,816
Net cash provided by operating activities	131,238	50,300	35,974

Cash flows from investing activities:
Capital expenditures	(4,242)	(139)	(1,420)
Purchases of subscriber accounts	(162,714)	(4,214)	—
Purchases of marketable securities	(40,253)	(41,757)	(68,126)
Decrease (increase) in restricted cash	4,719	(13,318)	—
Cash paid for acquisitions, net of cash acquired	—	(388,401)	—
Proceeds from sales of marketable securities	—	96,685	16,309
Proceeds from the sale of discontinued operations	99,488	92,121	—
Proceeds from the sale of operating assets	—	6,201	23
Other investing activities, net	—	54	—
Investing activities from discontinued operations, net	(3,196)	(37,553)	(31,674)
Net cash used in investing activities	(106,198)	(290,321)	(84,888)

Cash flows from financing activities:
Proceeds from long-term debt	78,800	110,300	—
Payments of long-term debt	(59,800)	(9,000)	—
Payment of deferred financing costs	—	(2,388)	—
Stock option exercises	1,291	—	2,121
Purchases (and retirement) of common stock	(11,488)	—	—
Other	—	2	—
Financing activities from discontinued operations, net	(142)	(1,950)	(1,810)
Net cash provided by financing activities	8,661	96,964	311
Net increase (decrease) in cash and cash equivalents	33,701	(143,057)	(48,603)
Cash and cash equivalents at beginning of year	149,857	292,914	341,517
Cash and cash equivalents at end of year	$183,558	149,857	292,914